UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

July 27, 2011

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Suite 150, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On July 27, 2011, Heritage Bankshares, Inc. (the “Company”) issued a press release related to its results of operations and financial condition for the quarter and six-month period ended June 30, 2011 (the “Press Release”). The text of the Press Release is included as Exhibit 99.1 to this report and is incorporated herein by reference. The information furnished pursuant to this Item 2.02 of this Form 8-K, including Exhibit 99.1 hereto, shall not be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The Company will include unaudited financial statements and additional analyses for the quarter and six-month period ended June 30, 2011 as part of its Form 10-Q covering the period.

Item 8.01.	Other Events

The Company also announced in the Press Release that, on July 27, 2011, the Board of Directors declared a quarterly dividend on the Company’s common stock in the amount of $0.06 per share, payable on August 19, 2011 to shareholders of record on August 8, 2011.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with our participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $93,712.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends will be paid on August 15, 2011 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock, unless the Company closes its investment transaction with the Treasury under the Small Business Lending Fund program prior to August 15, in which case the Preferred Dividends will be paid on the transaction closing date and will be in amounts less than indicated above to reflect the dividends actually accrued to the closing date.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1    Press Release issued by Heritage Bankshares, Inc. on July 27, 2011.

Heritage Bankshares, Inc.
(Registrant)

Date: July 27, 2011	/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by Heritage Bankshares, Inc. on July 27, 2011